                                                                    Exhibit 8.1

[Letterhead of Deloitte & Touche LLP]

February 21, 2001

Gart Sports Company
1000 Broadway
Denver, Colorado 80203

Dear Sirs:

This letter is in response to your request for our tax opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Oshman's Sporting Goods, Inc. (the "Company") with and into GSC Acquisition Corp. ("MergerSub"), a wholly owned subsidiary of Gart Sports Company ("Gart"). All capitalized terms herein shall have the meaning ascribed to them in the Agreement and Plan of Merger dated February 21, 2001, (the "Merger Agreement") unless otherwise defined herein.

Our opinion is based upon the facts and representations which have been provided to us. In rendering this opinion, we have (with your permission) reviewed and relied upon the Merger Agreement, the Form S-4 (the "Registration Statement"), which includes the Proxy Statement and Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. We have not, however, undertaken any independent verification of any factual matter set forth in any of the foregoing. In addition, we have assumed (with your permission) that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement), (iii) the representations made by Gart and the Company, in their respective letters, delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. Any material variations or differences in the facts or assumptions as stated or incorporated in the materials referred to above may affect our conclusions. Furthermore, any issues, which may arise as a result of the series of events described herein, but which are not addressed herein, are outside the scope of our opinion.
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February 21, 2001
Page 2


FACTS
-----

Gart, a Delaware corporation, was incorporated in 1928. Gart and its subsidiaries are leading sporting goods retailers in the midwest and western United States and the leading full-line sporting goods retailer in the Rocky Mountain region and is headquartered in Denver, Colorado. Gart is authorized to issue 22,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share. Approximately 7,366,150 shares of common stock were outstanding and entitled to vote as of March 30, 2001. No shares of preferred stock were outstanding as of March 30, 2001. Gart's stock is publicly traded.

MergerSub is directly and wholly-owned by Gart and was created to consummate the transaction described below.

The Company, a Delaware corporation, was incorporated in 1946 as the successor to a proprietorship founded in 1931. The Company and its subsidiaries are sporting goods retailers in 15 states including Texas and California. The Company is headquartered in Houston, Texas. The Company is currently authorized to issue 15,000,000 shares of common stock and 500,000 shares of preferred stock of which approximately 5,825,309 shares of common stock were outstanding and entitled to vote as of March 30, 2001. No shares of preferred stock were outstanding as of March 30, 2001.

The Board of Directors of the Company believes that the Merger is in the best interest of the Company as well as its shareholders, customers and employees. Gart believes that the Merger will provide Gart with an attractive opportunity to expand its operations. Gart believes that the locations and customers of the Company complement Gart's existing presence. Accordingly, the following transaction is being undertaken to accomplish these purposes.

TRANSACTION
-----------

Pursuant to the Merger Agreement, the Company will merge with and into MergerSub, with MergerSub surviving, and the shareholders of the Company will receive Gart common stock and cash in exchange for their shares of the Company.

At the time of the Merger, each share of Company common stock held by a shareholder will be converted automatically into the right to receive $7.00 in cash, without interest, and 0.55 shares of Gart common stock, par value $0.01 per share. In the event that the closing sale price of a share of Gart common stock on the Closing date is less than $9.50, then the amount of cash and shares each Company shareholder receives will be determined using an alternative
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February 21, 2001
Page 3


formula as provided in the Merger Agreement. However, in no event will the cash portion of the merger consideration exceed 57% of the total consideration, as provided by the Merger Agreement. In addition, Gart has agreed to provide indemnification to certain Company shareholders for litigation costs incurred, if any, with respect to voting agreements entered into with Gart.

No fractional shares of Gart common stock will be issued in the Merger; instead, each holder of Company common stock (after taking into account all of the shares of Company common stock surrendered by such holder) shall be paid an amount of cash (without interest) determined by multiplying such fraction by the closing sale price of the Company.

Any shares of Company common stock which constitute "dissenting shares," as provided in 12 U.S.C. 215a, shall not be converted into shares of Gart common stock but, instead, the dissenting shareholders shall be entitled to receive payment of the fair market value of such shares as determined in accordance with the provisions of Section 262 of the Delaware General Corporation Law, as amended. The aggregate number of dissenting shares shall not equal 6 percent or more of the Company's common stock outstanding as of the record date for the Company's stockholder meeting.

It is anticipated that, following the Merger, certain MergerSub operating subsidiaries will be liquidated or merged with and into MergerSub to simplify the organization and legal structure.

OPINION
-------

Based on the facts and assumptions stated herein and in the Merger Agreement and related documents, with respect to the Merger, it is our opinion that:

1. The Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The reorganization will not be disqualified by reason of the fact that common stock of Gart is used in the transaction by reason of the application of section 368(a)(2)(D) of the Code. For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the Company. Gart, MergerSub, and the Company will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. No gain or loss will be recognized by the Company on the transfer of its assets to MergerSub in exchange for Gart's common stock and cash, cash for dissenters, if any, and the assumption by MergerSub of the Company's liabilities, provided the cash is distributed to the Company's shareholders pursuant to the Merger Agreement. Sections 361(a), 361(b)(1)(A) and 357(a) of the Code.

3. Gain (but not loss) will be recognized by Company shareholders upon the exchange of the Company stock for Gart common stock (including fractional share interests they might
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February 21, 2001
Page 4

otherwise be entitled to receive) and cash by reason of the application of sections 354(a)(3) and 356 of the Code. The amount of gain recognized will be the lesser of the gain realized and the amount of cash received. If the exchange has the effect of the distribution of a dividend, as provided in section 356(a)(2) of the Code, determined with application of section 318(a) of the Code, then, the amount of the gain recognized that is not in excess of the ratable share of earnings and profits of the Company will be treated as a dividend. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis (Clark v. Commissioner, 489 U.S. 726 (1989)). The remainder, if any, of the gain recognized will be treated as gain from the exchange of property. No loss will be recognized pursuant to section 356(c) of the Code.

4. The basis of the Gart common stock (including fractional share interests Company shareholders might otherwise be entitled to receive) to be received by a Company shareholder who exchanges Company stock for Gart common stock will be the same as the basis of the Company stock surrendered in the exchange decreased by the amount of cash received and increased by the amount of gain recognized. Section 358(a)(1) of the Code.

5. The holding period of Gart common stock (including fractional share interests Company shareholders might otherwise be entitled to receive) to be received by Company shareholders will, in each instance, include the period during which the Company common stock surrendered in exchange therefor was held, provided that Company common stock was held as a capital asset on the date of exchange. Section 1223(1) of the Code.

6. Cash received by a shareholder of the Company otherwise entitled to receive a fractional share of Gart common stock in exchange for his Company stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Gart. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the former Company shareholder, provided the Company stock was a capital asset in such former shareholder's hands and as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 (Rev. Rul. 66-365, 1966-1 C.B. 116 and Rev. Proc. 77-41, 1977-2, C.B. 574).

7. Where solely cash is received by a dissenting shareholder of the Company, such cash will be treated as received by the dissenting shareholder as a distribution in redemption of his stock, subject to the provisions and limitations of section 302 of the Code.
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February 21, 2001
Page 5


LAW AND ANALYSIS
----------------

Section 368(a)(1)(A) of the Code provides that the term "reorganization" means a statutory merger or consolidation.

Section 368(a)(2)(D) of the Code provides that the acquisition by one corporation, in exchange for stock of a corporation (referred to in this subparagraph as "controlling corporation") which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under section 368(a)(1)(A) of the Code if:

    (i)   no stock of the acquiring corporation is used in the transaction; and

    (ii) in the case of a transaction under section 368(a)(1)(A) of the Code, such transaction would have qualified under section 368(a)(1)(A) of the Code had the merger been into the controlling corporation.

Regulation section 1.368-2(b)(1) provides that in order to qualify as a reorganization under section 368(a)(1)(A) of the Code the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a State or Territory or the District of Columbia. It has been represented that the Merger will qualify as a statutory merger under applicable state law.

The Company, a Delaware corporation, will merge with and into MergerSub. At the time of the Merger, Gart will own 100 percent of the issued and outstanding stock of MergerSub, and thus will be in control of MergerSub within the meaning of section 368(c) of the Code. Control, for purposes of section 368(c) of the Code, means stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each and every class of nonvoting stock. It has been represented that MergerSub will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of this representation, amounts paid by the Company to dissenters, if any, Company assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately preceding the transfer, will be included as assets of the Company held immediately prior to the Merger. In Rev. Rul. 88-48, 1988-1 C.B. 117, the IRS adopted a substitution of assets principle with regards to the substantially all requirement. Consequently,
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February 21, 2001
Page 6


the possible liquidation or merger of certain MergerSub operating subsidiaries with and into MergerSub, after the Merger, will not affect the substantially all requirement. Thus, the "substantially all" requirement of section 368(a)(2)(D) of the Code will be met.

It has also been represented that no stock of MergerSub will be issued in the Merger. Thus, the requirement in section 368(a)(2)(D)(i) of the Code will be met.

Regulation section 1.368-2(b)(2), in discussing the requirement of section 368(a)(2)(D)(ii) of the Code that the merger of the target corporation into the acquiring corporation would have qualified as a statutory merger under section 368(a)(1)(A) of the Code had the merger been into the controlling corporation, states:

     The foregoing test of whether the transaction would have qualified under section 368(a)(1)(A) of the Code if the merger had been into the controlling corporation means that the general requirements of a reorganization under section 368(a)(1)(A) of the Code (such as a business purpose, continuity of business enterprise, and continuity of interest) must be met in addition to the special requirements of section 368(a)(2)(D) of the Code. Under this test, it is not relevant whether the merger into the controlling corporation could have been effected pursuant to state or federal corporation law.

Thus, based on the discussion set forth below as to continuity of interest, continuity of business enterprise and business purpose, the requirement in section 368(a)(2)(D)(ii) of the Code will be met.

In addition to the requirements set forth in the statute, in order for a transaction to be a tax-free reorganization, certain requirements set forth in the regulations under section 368 of the Code must also be met. Regulation section 1.368-1(b) excepts from the general rule of taxability certain specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code as are required by business exigencies and which affect only a readjustment of a continuing interest in property under modified corporate form. Requisite to a reorganization are a continuity of business enterprise and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

The purpose of the continuity of interest requirement is to prevent transactions that resemble sales from qualifying for nonrecognition of gain or loss available to corporate reorganizations. Regulation section 1.368-1(e) provides, in general, that continuity of interest will be satisfied if in substance a substantial part of the value of the proprietary interest in the target corporation ("T") is preserved in the reorganization. A proprietary interest in T is preserved if, in a potential
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February 21, 2001
Page 7


reorganization, it is exchanged for a proprietary interest in the issuing corporation ("P")/1/, it is exchanged by the acquiring corporation for a direct interest in the T enterprise, or it otherwise continues as a proprietary interest in T. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in T is preserved.

Regulation section 1.368-1(e)(6), Example 1 provides that the continuity of shareholder interest test was satisfied when 50 percent of the value of the target stock was exchanged for stock in the acquiring corporation.

Further, the Internal Revenue Service ("IRS") provides a threshold, for purposes of issuing letter rulings, with respect to the minimum degree of continuity that is necessary to satisfy the continuity of interest requirement. Rev. Proc. 77-37, 1977-2 C.B. 568, requires that the historic T shareholders, as a group, must exchange at least 50 percent by value of the total outstanding T stock for P stock in the reorganization. However, various courts have determined that continuity of interest is present where less than 50 percent of the target stock is exchanged for stock of the acquiring corporation. In John A. Nelson Co. v. Helvering, 296 U.S. 374 (1035), the Supreme Court found adequate continuity when the T shareholders received 38 percent nonvoting, callable preferred stock and 62 percent cash in exchange for their T stock.

Regulation section 1.368-1(e)(1)(i) provides that a proprietary interest in T is not preserved if, in connection with the potential reorganization, it is acquired by P for consideration other than P stock, or the P stock furnished in exchange for a proprietary interest in T in the potential reorganization is redeemed. Furthermore, Regulation section 1.368-1(e)(2) provides that a proprietary interest in T is not preserved if, in connection with a potential reorganization, a person related (as defined in paragraph (e)(3) of this section) to P acquires, with consideration other than proprietary interest in P, stock of T or stock of P furnished in exchange for a proprietary interest in T in the potential reorganization, except to the extent those persons who were the direct or indirect owners of T prior to the potential reorganization maintain a direct or indirect proprietary interest in P. Pursuant to Regulation section 1.368-1(e)(3), two corporations are related persons if either (1) the corporations are members of the same affiliated group as defined in section 1504 (determined without regard to section 1504(b)) or (2) a purchase of the stock of one corporation by another corporation would be treated as a distribution in redemption of the stock of the first corporation under section 304(a)(2) (determined without regard to Regulation section 1.1504-80(b)). For purposes of testing relatedness, a corporation will be treated as related to another corporation if such relationship exists immediately before or immediately after the acquisition of the stock involved.

Regulation section 1.368-1(e)(1)(ii) provides that, for purposes of Regulation section 1.368-1(e)(1)(i), a proprietary interest in T (other than a proprietary interest held by P) is not preserved to the extent that consideration received prior to a potential reorganization, either in a redemption of T stock or in a distribution with respect to T stock, is treated as other property or money received in the exchange for purposes of section 356, or would be so treated if the T had received stock of P in exchange for stock owned by the shareholder in T.

--------------------
/1/ The issuing corporation means the acquiring corporation, except that, in determining whether a reorganization qualifies as a triangular reorganization, the issuing corporation means the corporation in control of the acquiring corporation.
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February 21, 2001
Page 8


Gart has represented that (i) during the five-year period ending on the date of the Merger, neither Gart nor any person related to Gart, had acquired any Company stock other than the stock acquired in the Merger, and (ii) there is no plan or intention by Gart or any person related to Gart to acquire or redeem any of the stock of Gart issued in the Merger. The Company adopted a stock repurchase plan on March 16, 2000 in which 84,940 shares of Company stock were repurchased for total consideration of approximately $215,000. Repurchase activity was suspended on July 14, 2000. The Company has represented that, other than the plan referenced in the preceding sentence, (i) during the five-year period ending on the date of the Merger, neither the Company, nor any person related to the Company, had acquired any Company stock (except for shares of Company stock acquired from dissenters, if any, in the Merger), and (ii) the Company will not redeem or make an extraordinary dividend with respect to Company stock, except for redemptions in the ordinary course of business, prior to and in connection with the Merger.

It has been represented that each party will pay only its expenses, if any, incurred in connection with the Merger and the Company will not pay any of its shareholder expenses incurred in connection with the Merger. However, to the extent any remaining unpaid expenses of the Company are assumed, MergerSub, as the surviving corporation, will pay these expenses directly to the Company's creditors after the Merger. Further, it has been represented that none of the compensation received by any shareholder-employee of the Company will be separate consideration for, or allocable to, any of their shares of Company stock. Under the Merger Agreement, none of the shares of Gart stock received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any shareholder-employees of the Company will be for services actually rendered and/or agreements not to compete with the Company, Gart, MergerSub and their subsidiaries and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

Under the terms of the Merger Agreement, Company shareholders will receive common stock of Gart equal in value to at least 43 percent of all the formerly outstanding Company stock. Giving effect to the other items of consideration such as cash paid for fractional shares, dissenter's shares (if any) and indemnification payments for certain shareholder litigation costs (if any), the value of stock received by the Company's shareholders will exceed the 38 percent stock requirement of Nelson.
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February 21, 2001
Page 9


Therefore, the continuity of interest requirements of Regulation section 1.368-1(e), as interpreted by the Supreme Court in Nelson, will be met.

Regulation section 1.368-1(d) provides that continuity of business enterprise requires that the acquiring corporation either (i) continue the acquired corporation's historic business or (ii) use a significant portion of the acquired corporation's historic assets in a business. It has been represented that following the transaction MergerSub will continue to conduct the historic business of the Company or use of a significant portion of the Company's historic business assets in a business. There is no plan or intention to liquidate MergerSub; to merge MergerSub with and into another corporation; to sell or otherwise dispose of the stock of MergerSub; or to cause MergerSub to sell or otherwise dispose of any of the assets of the Company acquired in the Merger, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled, within the meaning of section 368(c) of the Code, by MergerSub. Thus, the continuity of business enterprise requirement will be met.

In order to qualify as a reorganization described in section 368 of the Code, there must be a genuine business purpose for this transaction. The Boards of Directors of each of Gart, the Company, and MergerSub have determined that it is in the best interests of their respective stockholders that MergerSub acquire the assets and business of the Company, subject to liabilities incurred in the ordinary course of business. Therefore, this requirement will be met.

Based on the above law and analysis, the merger of the Company with and into MergerSub and the exchange of Company common stock by the Company shareholders for Gart common stock and cash will qualify as a reorganization described in sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

Section 368(b)(2) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under section 368(a)(1)(A) of the Code by reason of section 368(a)(2)(D) of the Code, the term "a party to reorganization" includes the controlling corporation referred to in section 368(a)(2)(D) of the Code. Accordingly, in the Merger, Gart, MergerSub and the Company are each a party to a reorganization.
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February 21, 2001
Page 10


Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

Section 361(b) of the Code provides that if section 361(a) of the Code would apply to an exchange but for the fact that the property received in exchange consists not only of stock or securities permitted by section 361(a) of the Code to be received without the recognition of gain, but also other property or money, then if the corporation receiving such other property or money distributes it in pursuance of the plan or reorganization, no gain to the corporation will be recognized from the exchange.

Section 357(a) of the Code provides that if the taxpayer receives property which would be permitted to be received under section 361 of the Code without the recognition of gain if it were the sole consideration, and as part of the consideration, another party to the exchange assumes a liability of the taxpayer, or acquires from the taxpayer property subject to a liability, then such assumption or acquisition shall not be treated as money or other property, and will not prevent the exchange from being within the provisions of section 361 of the Code.

Because Gart and the Company are each a party to a reorganization and the cash, if any, will be distributed pursuant to the Merger Agreement, no gain or loss will be recognized to the Company on the transfer of its property to Gart in exchange for Gart common stock and cash.

Section 361(c)(1) of the Code provides that except as provided in section 361(c)(2) of the Code, no gain or loss is recognized to a corporation, which is a party to a reorganization, on the distribution to its shareholders of property pursuant to a plan of reorganization. Section 361(c)(2) of the Code provides that the general rule of section 361(c)(1) of the Code does not apply if the corporation distributes property other than "qualified property." Qualified property includes stock in a corporation which is a party to the reorganization if such stock is received by the distributing corporation in the exchange. In the Merger, Gart stock is qualified property. Accordingly, no gain or loss will be recognized by the Company on the distribution of Gart stock to the former Company shareholders pursuant to the Merger Agreement.

The following is a general discussion of the tax treatment of the Company's shareholders. However, we do not opine as to the particular tax treatment for any individual shareholder.

Sections 354(a)(3) and 356 of the Code provides that gain (but not loss) will be recognized by Company shareholders upon the exchange of the Company stock for cash and Gart common stock (including fractional share interests they might otherwise be entitled to receive). No loss will be recognized pursuant to section 356(c) of the Code. The amount of gain recognized will be the lesser of the gain realized and the amount of cash received. If the exchange has the effect of the distribution of a dividend, as provided in section 356(a)(2) of the Code, determined with
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February 21, 2001
Page 11


application of section 318(a) of the Code, then, the amount of the gain recognized that is not in excess of the ratable share of earnings and profits of the Company will be treated as a dividend. According to the Supreme Court's decision in Clark v. Commissioner, 489 U.S. 726 (1989), the determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis.

The Clark decision holds that an analysis similar to that of section 302(b) of the Code be performed to determine the character of the income. Section 302(b) of the Code, regarding redemptions treated as exchanges, should be applied as if the Company's shareholders had received solely Gart stock in the merger and Gart had then redeemed a part of its stock. Consequently, for shareholders of the Company who do not also own Gart common stock (actually or constructively within the meaning of section 318(a) of the Code) based upon the mix of merger consideration, recognized gain will not have the effect of the distribution of a dividend under Clark. For shareholders of the Company who also own Gart common stock (actually or constructively within the meaning of section 318(a) of the Code), the exchange must be tested to see if a sufficient reduction in the shareholder's interest is achieved to qualify for exchange treatement.

Section 358(a)(1) of the Code provides that in the case of an exchange to which section 354 of the Code applies, the basis of the property to be received without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by (i) the fair market value of any other property (except money) received by the taxpayer, (ii) the amount of money received by the taxpayer, and (iii) the amount of loss to the taxpayer which was recognized on such exchange, and increased by (i) the amount which was treated as a dividend, and (ii) the amount of gain to the taxpayer which was recognized in such exchange (not including any portion of such gain which was treated as a dividend). In the Merger, the Company shareholders will receive Gart common stock and cash. Accordingly, the basis of the Gart common stock in the hands of the Company shareholders (including fractional share interests that they might otherwise be entitled to receive) will, in each instance, equal the basis of the Company common stock surrendered in exchange therefor decreased by the amount of cash received and increased by the amount of gain recognized or the amount treated as a dividend.

Section 1223(1) of the Code provides that in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis (in whole or in part) in its hands as the property exchanged. In the case of such exchanges after March 1, 1954, the property exchanged at the time of such exchange must be a capital asset as defined in section 1221 of the Code or property described in section 1231 of the Code. The holding period of the Gart common stock (including fractional share interests that they might otherwise be entitled to receive) to be received by the Company shareholders will, in each instance, include the period during which
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February 21, 2001
Page 12


the Company common stock surrendered in exchange therefor was held, provided that Company common stock was held as a capital asset on the date of the exchange.

Rev. Rul. 66-365, provides that cash received by a shareholder as part of a plan of reorganization under section 368(a)(1)(A) of the Code, which is attributable to fractional shares of stock of the acquiring corporation, will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the acquirer. Under section 302(a) of the Code, such cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed provided the redemption is not essentially equivalent to a dividend.

Rev. Proc. 77-41, provides that the IRS will issue an advance ruling under section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained for consideration. The purpose of the transaction giving rise to the fractional share interest, the maximum amount of cash that may be received by any one shareholder, and the percentage of the total consideration that will be cash are among the factors that will be considered in determining whether a ruling is to be issued.

It has been represented that the payment of cash in lieu of fractional shares of Gart stock is solely for the purpose of avoiding the expense and inconvenience to Gart of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Company shareholders instead of issuing fractional shares of Gart common stock is not expected to exceed one percent of the total consideration that will be issued in the transaction to the Company shareholders in exchange for their shares of Company common stock. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder is anticipate to receive cash attributable to the fractional shares in an amount equal to or greater than the value of one full share of Gart common stock.

Accordingly, cash received by a shareholder of the Company otherwise entitled to receive a fractional share of Gart common stock in the exchange for Company common stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Gart. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code. The receipt of cash will result in gain or loss measured by the difference between the shareholder's basis of such fractional share interest exchanged and the cash received. Such
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February 21, 2001
Page 13


gain or loss will be capital gain or loss to a Company shareholder, provided the Company shareholder's common stock was a capital asset in the shareholder's hands and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1.

Where solely cash is received by a dissenting shareholder of the Company, such cash will be treated as received by the dissenting shareholder as a distribution in redemption of his stock, subject to the provisions and limitations of section 302 of the Code. According to section 302(b)(3) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code. The receipt of cash will result in gain or loss measured by the difference between the shareholder's basis of such share interest exchanged and the cash received. Such gain or loss will be capital gain or loss to a Company shareholder, provided the Company shareholder's common stock was a capital asset in the shareholder's hands and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1.

Limitations on the Scope of this Opinion

This opinion is based solely upon:

a) the representations, information, documents, and facts that we have included or referenced in this opinion letter;

b) our assumption (without independent verification) that all of the representations and all of the originals, copies, and signatures of documents reviewed by us are accurate, true, and authentic;

c) our assumption (without independent verification) that there will be timely execution, delivery, and performance as required by the representations and documents;

d) the understanding that only the specific federal income tax issues and tax consequences opined upon herein are covered by this tax opinion, and no other federal, state, or local taxes of any kind were considered;

e) the law, regulations, cases, rulings, and other tax authority in effect as of the date of this letter. If there are any significant changes in or to the foregoing tax authorities (for which we shall have no responsibility to advise you), such changes may result in our opinion being rendered invalid or necessitate (upon your request) a reconsideration of the opinion;
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February 21, 2001
Page 14


f) your understanding that this opinion is not binding on the IRS or the courts and should not be considered a representation, warranty, or guarantee that the IRS or the courts will concur with our opinion; and,

g) our consent to the inclusion (or reference thereto) of this opinion to the Registration Statement filed with the United States Securities and Exchange Commission.

Very truly yours,


Deloitte & Touche LLP